GeNOsys Releases a New Company Shareholder Letter

PROVO, Utah--Wednesday, September 10, 2008(BUSINESS WIRE)--GeNOsys (generated nitric oxide systems) Inc. (OTCBB: GNYS), a medical research and development company specializing in pharmaceutical, biotechnical and medical gas generating systems, announces that Clark Mower, the Chairman of the Board for the Company, prepared and released a Shareholder letter, providing a complete corporate update on the Company’s products, technologies and testing programs.

In the letter Mr. Mower stated, “Dear GeNOsys Shareholders,

I would like to take this opportunity to update you on the Company’s progress since our previous Shareholder letter of 18 March, 2008.  Since that point, we have made tremendous strides toward completing our mission of developing on-site generation and delivery of medical grade Nitric Oxide gas.

The Company is focused on its product line of portable and inexpensive Nitric Oxide (NO) gas generators for the control and treatment of tuberculosis and other human disease.

The following letter will help you understand the Company’s timeline (including where we are as of today and the regulatory process), exactly what Nitric Oxide does, and why it is important in the fight of tuberculosis, how our new patented technology compares to the current expensive old technology, and the market potential for Nitric Oxide (NO) gas generators.

I hope, from this letter, you better understand how important it is to provide the medical community with a better and more affordable way to deliver medical grade Nitric Oxide (NO) gas.  The world badly needs it and we expect our shareholders to benefit from this important development.”

The Shareholder letter may be found at the Company’s Website, www.GeNoSysusa.com

GeNOsys Inc. (generated nitric oxide systems) is a medical research and development company specializing in pharmaceutical, biotechnical and medical gas generating systems. Nitric oxide gas is one of the medical gases that will be generated along with various combinations of beneficial medical gases suitable for the control of human disease. GeNOsys management believes it can reduce regulatory time through the use of strategic partners. Distribution will be accelerated through the use of already existing distribution networks that currently sell related respiratory products. For further information, see the Company’s Website at: www.genosysusa.com

This press release may contain forward-looking statements including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, changes in anticipated earnings of the company and other factors detailed in the company’s filings with the SEC. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:

GeNOsys Inc.,

Michael Dancy, 801-746-3570

medancy@allwest.net

Source: GeNOsys, Inc.